EXHIBIT 99.1

2008 2nd Quarter Earnings Webcast Presentation – Prepared Remarks
July 16, 2008 1:00 P.M.

Michelle Debkowski: Thank you, good afternoon, and welcome to National Penn Bancshares’ 2nd Quarter 2008 Earnings Webcast.

Questions will be accepted up to the conclusion of our prepared remarks via email. Please use the email button located on the conference call screen to ask your question. Due to time constraints, we may not be able to respond to all of your emails. Additionally, as we review questions received, we may combine questions that raise similar issues or can otherwise be combined for comment.

As part of our webcast presentation, you will see that there are slides with financial highlights available for your independent review.  The presentation and slides will be available on our Web site as well as filed on Form 8-K with the Securities and Exchange Commission following our Webcast.

This presentation contains forward-looking information that is intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995.  Many of these factors are listed on the slide on your screen.  I’ll give you a moment to review the slide.  (PAUSE)

I will now turn today's presentation over to Glenn Moyer, our President and Chief Executive Officer.

Glenn Moyer: Thank you, Michelle.  Joining me today is Scott Fainor, our Chief Operating Officer, and Michael Reinhard, our Chief Financial Officer.

I will start the call today by reviewing highlights from our 2nd Quarter 2008 Earnings Release, which is available on the Investor Relations section of our website.  Earlier today, we included the press release in a Report on Form 8-K that we filed with the Securities and Exchange Commission.  Mike Reinhard will provide an overview of our financials.  Scott Fainor will review our loan and deposit growth, asset quality and our merger integrations.  I will then wrap up with some concluding comments.

Beginning with financial highlights, I would like to note that our financial results for year-to-date 2008 include Christiana Bank & Trust as of January 4th and KNBT Bancorp as of February 1st.  The addition of Christiana and KNBT has significantly changed our financial statements.

Our 2nd quarter 2008 results, under accounting principles generally accepted in the United States referred to as “GAAP”, reflect record quarterly net income of $27.21 million, a $10.98 million increase over net income for 2nd quarter 2007.  On a per share basis, we earned $0.34 cents per diluted share in 2nd quarter 2008, compared to $0.32 cents per diluted share for 2nd quarter 2007.

Growth in 2nd quarter 2008 net interest income, as compared to 2nd quarter 2007, contributed to our profit performance, as did increases in some key fee income areas.  We provided funding in 2nd quarter 2008 for our loan loss reserve of $3.71 million, resulting in a loan loss reserve of 1.33% of total loans and leases as of June 30, 2008.

We are pleased to present these record results despite the overall negative conditions we are all facing in the economy.  While we knew that 2008 would be a challenging year, few would have predicted one of the nation’s largest bank failures ever, or the need for our government to financially assist Fannie Mae and Freddie Mac.  Unfortunately, we do not believe that National Penn has been or can remain immune to the developments in the overall marketplace.  Therefore, the tone of our message today will be to communicate our good news, but to recognize and discuss National Penn’s areas of exposure in the context of the current difficult environment.

I’ll now turn the presentation over to Mike Reinhard who will provide more details about our 2nd quarter and year-to-date 2008 financial results.

Mike Reinhard: Thank you and good afternoon. Let me begin by noting that any references to per share results are to figures that have been restated for the 3% stock dividend paid September 28, 2007.  I’d also like to note that this presentation contains a non-GAAP financial measure, return on average tangible equity.  Due to a number of acquisitions in recent years, purchase accounting rules have negatively impacted our GAAP return on equity.   The non-GAAP return on tangible equity ratio excludes the impact of acquisition-related goodwill and intangibles and is used by National Penn’s management for comparative purposes in its analysis of the company’s performance. A reconciliation of our GAAP and non-GAAP return on equity ratios is included in our presentation today for your review.

Net income for 2nd quarter 2008 was $27.21 million, a 67.64% increase over 2nd quarter 2007.  Diluted earnings per share of $0.34 was 6.25% higher than the $0.32 per diluted share earned during the same period a year ago.

For the first six months of 2008, National Penn earned $48.81 million of net income compared to $31.72 million for the first half of 2007.  Diluted earnings per share for the six month periods are $0.67 for 2008 and $0.63 for 2007, an increase of 6.35%.

Our return on average assets for the six months ending June 30, 2008 was 1.16% and return on average equity was 10.48%, as compared to 1.16% and 11.76%, respectively, for the first half of 2007.  The decline in return on average equity was as expected due to the increased number of shares and the resulting increased average equity from the Christiana acquisition where the consideration paid included 80% stock and the KNBT acquisition where the consideration paid was 100% stock.

Net income return on average tangible equity was 22.77% in the first half of 2008 compared to 24.43% in the first half of 2007.  This non-GAAP financial measure is computed by dividing annualized net income by average equity that is reduced by average acquisition related goodwill and intangibles.

Our net interest margin increased in 2nd quarter 2008 to 3.55% from 3.44% in the 1st quarter of 2008.  The net interest margin was 3.52% for the first six months of 2008 compared to 3.41% for the first six months of 2007.  Absent the positive effect of the amortization of the fair value marks for KNBT, which we fully described during our 1st quarter earnings release, we had expected the net interest margin for the first six months of 2008 to be 3.26%, which was simply the weighted average net interest margin of National Penn, Christiana, and KNBT combined, without any consideration of interest rate movements or shifts in earning assets.  The positive effect of the amortization of the fair value marks was 19 basis points during this period.  Therefore, without the benefit of the fair value marks, the net interest margin would have been 3.33%.  We attribute this positive 7 basis point difference from internal expectations primarily to increased credit spreads on new loans, with stable to lower funding costs.  However, we recognize that we are in a dynamic and competitive market for both loans and deposits where pricing can change quickly.

A provision for loan losses of $3.71 million was made in 2nd quarter 2008 as compared to a provision of $1.54 million in the 2nd quarter of 2007.  Total net charge-offs for 2nd quarter 2008 of $3.70 million compare to $2.30 million of net charge-offs in 2nd quarter 2007.  The provision for loan losses for the first half of 2008 was $7.12 million versus $2.61 million for the same period in 2007, while net charge-offs were $6.26 million and $3.92 million for the first half of 2008 and 2007, respectively.  The larger dollar amount of net charge-offs in both the second quarter of 2008 and year-to-date 2008 is the result of a larger amount of loans outstanding.  However, net charge-offs as a percentage of average loans did not change from 2007 to 2008.  Net charge-offs were 6 basis points (non-annualized) of average loans in both the second quarter of 2008 and 2007, and were 11 basis points (non-annualized) in both the 1st half of 2008 and the first half of 2007.  Scott will discuss credit quality in more detail in his remarks.

Due primarily to the 1st quarter 2008 acquisitions of Christiana and KNBT, non-interest income of $27.90 million in this year’s 2nd quarter is up $10.10 million, or 56.75%, as compared to last year’s 2nd quarter.  This year’s 2nd quarter non-interest income includes a $1,139,000 pre-tax charge related to NPB Capital Trust II under the fair value option guidelines of FAS 159 and FAS 157 early adopted for this financial instrument, compared to a $127,000 pre-tax charge in the 2nd quarter of 2007.

Including the impact of Christiana and KNBT from the dates of their acquisitions this year, total non-interest expense for 2nd quarter 2008 was $53.83 million, up 58.02% as compared to last year’s 2nd quarter.   We are pleased to report that we remain on target to achieve the previously disclosed cost saves from the KNBT acquisition.

Regarding the balance sheet, total assets grew 1.46% (non-annualized) during 2nd quarter 2008 to $9.24 billion.  At June 30, 2008, National Penn was in compliance with all applicable regulatory capital requirements.  National Penn, National Penn Bank, and Christiana Bank & Trust are all considered “well capitalized” as defined by banking regulators. In fact, our total risk-based capital to risk-weighted assets ratio improved from 10.31% at 3/31/08 to 10.59% at 6/30/08.  We target our tangible equity to tangible assets ratio to be a minimum of 5%.  At June 30, 2008 our ratio stood at 5.32%, down slightly from 5.38% at March 31, 2008.  Book value per share and tangible book value per share were $13.15 and $5.78, respectively, at June 30, 2008, compared to $13.17 and $5.77, respectively, at March 31, 2008.  The relative non-movement of these ratios is attributed to negative fair value marks of the investment portfolio during the second quarter, offset by earnings retained after our second quarter cash dividend.  We reclassified our CDO investments, which includes bank and insurance company pools of trust preferred debt and one synthetic CDO, from Available-For-Sale to Held-to-Maturity during the second quarter.  This action exhibits our intent to hold these investments to maturity and will prevent future fair value marks in this portfolio from affecting our capital ratios.  Scott will further discuss our CDO portfolio during the asset quality portion of his comments.

I’d now like to introduce Scott Fainor, our Chief Operating Officer.

Scott Fainor: Thank you, Mike. I would like to take a few moments to comment on our loan and deposit growth and our overall asset quality, and then I will address the KNBT and Christiana integration processes.

With respect to our loan portfolio at June 30, 2008, total loans and leases outstanding are $6.13 billion.  All regions across our Company remain fully engaged in increasing customer relationships, while maintaining quality loan growth.  Organic loan growth was 2.01% (non-annualized) on a linked-quarter basis during 2nd quarter 2008 and was reflected most notably in the areas of commercial business and commercial real estate lending.    We continue to monitor all our credit pipelines, which currently remain in a strong position.  We are focused on maintaining this momentum through relationship cross-selling of commercial and consumer loans, in addition to our cross-selling of our expanded array of insurance, wealth management, and deposit products and services throughout our new footprint.

Total deposits were $6.08 billion at June 30, 2008, a slight decline from $6.10 billion at March 31, 2008.  The primary reason for this decline is a $121 million seasonal reduction in school district deposits, which historically return during the third quarter of the year, plus the maturity of $18 million of brokered CD’s which we did not replace.  For deposits overall, we are currently in the midst of a delicate balancing act of reducing interest rates paid on deposits commensurate with the reduced rate environment triggered by the Federal Reserve’s interest rate cuts, while at the same time maintaining our overall liquidity and core deposit positions.  Our overarching goal is to generate reasonably priced deposits commensurate with loan growth.   National Penn also has varied sources of wholesale funding, which we chose to use to a greater extent this quarter as an alternative to paying higher rates to generate greater deposit growth.  We feel that at the current time, we have ample sources of funding to cover our anticipated asset growth.  Within this balancing act of deposit growth versus cost of deposits, National Penn is focused on relationship profitability management.

“Non-Performing Assets Plus Loans over 90 days delinquent” for our combined Company totaled $22.63 million at June 30, 2008, down from $24.15 million at March 31, 2008.  We believe that our ratio of non-performing assets to total loans of 0.37% is better than industry averages.  This compares to a ratio of 0.40% as of March 31, 2008, and 0.39% as of December 31, 2007.  We also believe we remain appropriately positioned in our overall Loan and Lease Loss Reserve at $81.64 million, or 1.33% of Total Loans and Leases as of June 30, 2008, after 2nd quarter net charge-offs of $3.70 million. Based on the current reserve, our coverage ratio of Non-Performing Assets is 360.8%. This compares to a coverage ratio of 338.1% at March 31, 2008. Based on the strength of this coverage, our review of overall credit quality indicators, and our ongoing loan monitoring processes, we feel we have adequately provided for loan and lease losses during 2nd quarter 2008.  This is a dynamic process, and we will continue to evaluate the appropriate level of provision on a quarterly basis.  As in the 2nd quarter, we feel that in the current environment we may need a larger provision expense in the near term than in the recent past in order to maintain our loan loss reserve at an appropriate level.   We continue to monitor the slow sales pace of both new and existing homes and the resultant economic drag that impacts business owners and residential developers.  It is important to note that National Penn’s increase in non-performing assets and charge-offs is not a consumer loan or residential mortgage issue, nor does it reflect any repercussions from subprime exposure.  The increases are consistent with the trends in our slowing economy.  For National Penn, the increases in net charge-offs have been driven by credits in the commercial and residential development segments of our portfolio.  All of our banking teams are aware of the impact of the current economic slowdown and changes in our credit cycle, and we will continue to monitor our portfolio’s risk and concentration exposure diligently.

With respect to our investment portfolio, I’d like to speak specifically about our CDO investments, as these types of investments have come under scrutiny lately.  Our CDO investments are primarily pools of bank and insurance company trust preferred debt with a cost basis of approximately $160 million representing 23 different pools, plus one synthetic CDO in the amount of $20 million.  None of our CDO investments are directly invested in sub-prime loans.  The ratings on the trust preferred pools are mostly triple-B, with a few rated A or A-.  The synthetic CDO is rated double-A and is referenced off a portfolio of 100 investment grade corporations.  As of June 30, 2008, 99 of the 100 corporations in the synthetic CDO remain rated investment grade.  Despite our original intent to hold these investments on a long-term basis, we have been concerned about the fair value marks of these investments for most of this year, with this concern culminating in our decision to reclassify these investments as Held-to-Maturity.  We are now equally concerned about the overall quality of the bank trust preferred pools, as a more significant number of banks have elected to defer interest payments on their trust preferred debt.  While we still foresee the ultimate collectability of our principal, we cannot rule out the potential for some of these investments degrading into a non-accrual of interest status.  Accordingly, we have been monitoring these investments closely and have developed a methodology to determine if any of these investments have other-than-temporary impairment.  Our analysis is performed for each individual investment and shows that the credit quality of the individual bonds range from good to deteriorating.  Based on this analysis, we did not have other-than-temporary impairment at June 30, 2008, but we cannot rule out a potential charge on individual issues in the future.  Ultimately, the quality of these CDO investments will depend on the financial strength of the individual banks and insurance companies who issued debt into these pools, coupled with the protections afforded to the rated class holders within the structure of the CDO.  Obviously, we will continue to monitor this situation very closely and communicate material developments as warranted.

On a positive note, we’ve received questions in the past few weeks concerning our Bank-Owned Life Insurance investments as well as concerns about whether we own any Fannie Mae or Freddie Mac perpetual preferred stock.  We are pleased to note that our on-going evaluation of our BOLI investments show them to be of high quality with no concern about an impairment charge.  In answer to the second question, National Penn has never owned any Fannie Mae or Freddie Mac perpetual preferred stock.  Further, we own 1,780 shares of Fannie Mae common stock and no shares of Freddie Mac common stock, both immaterial amounts.

Regarding the status of the integration of our recent acquisitions, during last quarter’s earnings webcast, we reported that the core banking system conversion of KNBT was imminent.  We can now report that we successfully completed the KNBT conversion with minimal disruption to our customers.  Initial reports of customer retention are very strong, which is consistent with our past conversion experiences.  With that major milestone behind us, we can focus even more energy on customer retention and expansion, our cross selling efforts, and attainment of the remaining KNBT cost save opportunities.

Work is well underway on the Christiana core banking system conversion, with an early 4th quarter target date.  Our partnership with Christiana Bank & Trust, which began on January 4th of this year, has been as promising as expected.  The main benefit of Christiana is the diversified earnings power from their unique business model.  The currently untapped potential is the introduction of core National Penn customers to what we’re calling the “Delaware Advantage”.  We are hard at work on that opportunity.

I’ll now turn the presentation back to Glenn Moyer.

Glenn Moyer:  While we are pleased to report record earnings, we clearly recognize that we, and most others in our industry, are operating in troubling times.  Scott reported on our outlook for loan quality and potential future charge-off levels and also discussed our concerns about the CDO portfolio.  We have devoted significant energies to these areas and believe that they are manageable.  Nonetheless, we are carefully reviewing our capital levels and are re-evaluating our capital targets in the context of a more difficult operating environment.  Given the current environment and the emphasis on sufficient capital levels, we have discontinued our opportunistic repurchases of blocks of National Penn stock as they become available from time to time, and we have discontinued our daily de-minimus stock repurchases.  These actions have helped to preserve our capital ratios. Furthermore, we believe that quality organizations like National Penn can raise capital in this market, if we determine the need.  Notwithstanding the foregoing thought process, our current stance emphasizing higher capital levels does not negate the fact that we have an approved stock repurchase plan in place for capital management purposes, if we deem appropriate at any given time.  Based on our earnings-to-date and our capital levels, we anticipate the ability to continue to pay cash dividends at the current level.  As you know, the declaration of a cash dividend is a matter entrusted to our Board of Directors.  The Board considers this quarterly based on our earnings, capital position and other relevant facts and circumstances at the time.

We would also like to acknowledge the volatility in the market value of our stock over the past few months.  While we wish the movement in our stock price was more positive, realistically National Penn has been affected like the rest of the financial services industry.  As disclosed in our most recent proxy, we monitor a peer group of similarly sized, publicly-traded financial institutions.  On a year-to-date basis, our stock performance, compared to this peer group, is in the top 30%.  While this may be small consolation, we trust that our continuing strong performance will eventually provide some stability and support in this area.

This ends our planned remarks, and we will now address questions that have been received to this point.  Questions that may be received after this point will be addressed, as possible, in the public filing of the transcript of our Question and Answer segment.  Michelle?

QUESTIONS

Michelle Debkowski:  Thank you, Glenn.  We had a few questions presented during the webcast  and _____________ (Glenn/Scott/Mike), I’ll begin with you.

REVIEW QUESTIONS

This concludes our presentation. Thank you for joining us.